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                                                                    Exhibit 3.14

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF

                            ADAMS RITE PRODUCTS, INC.


     R. Michael Briggs and Brian P. Alleman certify that:

     1. They are the Chairman of the Board and the Secretary, respectively, of Adams Rite Products, Inc., a California corporation (the "Corporation").

     2. The provision set forth below shall be added to the Articles of Incorporation of the Corporation as Article V, to read in full as follows:

         "The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law."

     3. The provision set forth below shall be added to the Articles of Incorporation of the Corporation as Article VI, to read in full as follows:

         "The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted in Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders."

     4. The foregoing amendments of Articles of Incorporation have been duly approved by the Board of Directors.

     5. The foregoing amendments of Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation is 50,000. The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required was more than 50%.


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     We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:    January 24, 1992

                                           /s/ R. Michael Briggs
                                           ------------------------------------
                                           R. Michael Briggs
                                           Chairman of the Board




                                           /s/ Brian P. Alleman
                                           ------------------------------------
                                           Brian P. Alleman, Secretary